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Exhibit 10.1

SEPARATION AGREEMENT AND GENERAL RELEASE

        This Separation Agreement and General Release (the "Agreement") is by and between INVESTools Inc., a Delaware corporation (the "Company"), and Scott Waltz ("Employee").

        WHEREAS, the Company and Employee entered into an Employment Agreement dated February 26, 2004 (the "Employment Agreement"), in connection with the Agreement and Plan of Merger dated the same date between the Company, Employee, Service Enhancement Systems, Inc. d/b/a 360 Group ("360 Group"), and others (the "Merger Agreement"); and

        WHEREAS, the Company and Employee agree that Employee's separation from employment with the Company and its affiliates is the result of a mutual agreement between Employee and the Company; and

        NOW, THEREFORE, in consideration of the foregoing premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

        1.     Separation of Employment.

        1.1   Except as otherwise provided herein, the Company and Employee each hereby agree that the Employee's employment with the Company and its affiliates (including without limitation SES Acquisition Corp.) shall be terminated and separated, effective as of the October 13, 2004, and neither shall thereafter have any liabilities, rights, duties or obligations to the other party under or in connection with Employee's employment with the Company or its affiliates, except as provided in this Agreement.

        1.2   The Company and Employee hereby waive any rights to prior notification of the termination of Employee's employment with the Company and its affiliates (including without limitation SES Acquisition Corp.).

        2.     Resignation of Offices. Employee hereby resigns, effective as of October 13, 2004, from any and all positions as an officer, director or manager of the Company or any of its affiliates.

        3.     Severance Benefits.

        3.1   In consideration for Employee's release of claims, as well as his other promises contained herein, the Company agrees to pay Employee, on a bi-weekly basis, severance payments in an amount equal to Employee's present bi-weekly salary of $11,538.46, beginning on the Company's first regular pay date after the Effective Date (as defined in Section 15 hereof) and ending after a total of 13 such bi-weekly payments (collectively, the "Severance Payments") have been made. Employee understands and agrees that the Severance Payments recited in this Section 3, and other payments made pursuant to Section 4, if any, constitute the full payment from Company to Employee, and no other severance pay or other payment is due Employee. The parties agree that Section 5 (Termination) of the Employment Agreement shall not apply to Employee's separation and shall have no effect and be unenforceable as of the Effective Date of this Agreement.

        3.2   To the extent that Employee timely and appropriately elects continuation of his medical insurance under COBRA, the Company will pay Employee's COBRA continuation premiums until April 30, 2005 at which time Employee will be responsible for the payment of all continuation premiums.

        3.3   Upon receipt of a check from Employee in the amount of $1000, the Company agrees to sell to Employee the laptop and Treo phone that he used while employed by the Company. In addition, the Company agrees to provide Employee with a six-month subscription to the "INVESTools Investor

Toolbox" (at no cost to Employee), beginning on the 8th day after Employee's execution and delivery of this Agreement to the Company. Thereafter, Employee may become a paying subscriber to the "INVESTools Investor Toolbox" on the same terms and conditions as any other subscriber if he wants to continue his use of the service.

        4.     Redemption.

        4.1   Pursuant to the Merger Agreement, Employee, as a selling shareholder of 360 Group, may be entitled to receive a share of certain Earn Out Payments (as defined in the Merger Agreement), payable in Parent Shares (as defined in the Merger Agreement), if certain financial targets are achieved (Employee's share of such potential Earn Out Payment for the calendar year ending December 31, 2004, the "2004 Payment").

          4.1.1 The Company hereby acknowledges that the Revenue Hurdle (as defined in the Merger Agreement) shall be satisfied for the calendar year ending December 31, 2004. Therefore, the Company hereby agrees that (i) Employee shall be entitled to the 2004 Payment and (ii) the Company will pay the 2004 Payment to Employee on the 8th day after Employee's execution and delivery of this Agreement to the Company.

          4.1.2 In lieu of the Company paying the 2004 Payment in Parent Shares as contemplated by the Merger Agreement, the Company and Employee hereby agree that the Company will pay the Employee the 2004 Payment in cash in an amount equal to the value of 304,203 Parent Shares at a per share price equal to $2.35.

          4.1.3 If within 30 days after February 26, 2005 (the "Merger Anniversary Date"), Employee so elects in writing (a "Closing Share Election"), the Company shall redeem from Employee, and Employee shall sell, assign, transfer and deliver to the Company, any or all of the 608,407 Parent Shares issued to Employee at the closing of the transactions contemplated by the Merger Agreement, each at a per share price equal to the lesser of (i) $2.35 or (ii) the per share closing price of the Company's common stock on the American Stock Exchange as of the date Employee makes a Closing Share Election; provided, however, that the aggregate amount paid by the Company to the Employee pursuant to Sections 4.1.2 and 4.1.3 shall not exceed $750,000.

        4.2   In accordance with the Merger Agreement, Employee may receive an additional Earn Out Payment for the calendar year ending December 31, 2005, if certain conditions are satisfied as provided therein.

        4.3   On the date any of Employee's Parent Shares are redeemed, Employee shall execute and deliver to the Company (i) a stock certificate (duly endorsed for transfer to the Company or accompanied by a duly executed stock power) representing all of such Parent Shares, which shall transfer to the Company good title to such Parent Shares, free and clear of all Encumbrances (as defined below) and (ii) such other documents as may be required by this Agreement or reasonably requested by the Company.

        4.4   Employee hereby represents and warrants to the Company that, as of the Effective Date and the date that any of Employee's Parent Shares are redeemed, Employee is the record and beneficial owner and holder of, and has good, valid and indefeasible record and beneficial title to, all of the Parent Shares to be redeemed pursuant to this Section 4, free and clear of any adverse claim of any other person or entity, including, without limitation, any lien, pledge, security interest or other encumbrance (each an "Encumbrance"). Employee further represents and warrants to the Company that the certificate representing the Parent Shares to be delivered to Company pursuant to this Section 4, and the signature on the endorsements thereof or stock power delivered therewith, are valid and genuine. Employee further represents and warrants to the Company that the stock certificate, endorsement, stock power and other documents to be delivered to Company pursuant to this Section 4 shall transfer to and vest in the Company good, valid and indefeasible title to the Parent Shares, free and clear of any adverse claims of any other person or entity, including, without limitation, any Encumbrance.

        4.5   As of a Closing Share Election and the date that any of Employee's Parent Shares are redeemed, the Employee acknowledges, agrees and understands that (i) the Per Share Value for the Parent Shares (the "Per Share Purchase Price") may be either greater or less than the value that a third-party who is unaffiliated with the Company would be willing to pay per share for the Company's common stock, and (ii) the fair market value per share (or other calculation of value) of the Parent Shares may now or in the future be greater than the Per Share Purchase Price. As of a Closing Share Election and the date that any of Employee's Parent Shares are redeemed, the Employee further acknowledges, agrees and understands that, at any time in the future, the Company may consummate a transaction, including, without limitation, a public offering of its common stock or sale of the Company by merger, stock sale, asset sale or other business combination (in which the stockholders of the Company receive either cash or equity or debt securities (or a combination thereof) in the acquiring entity) that will result in the stockholders of the Company being entitled to receive consideration per share of common stock greater or less than the Per Share Purchase Price.

        4.6   As of a Closing Share Election and the date that any of Employee's Parent Shares are redeemed, the Employee acknowledges, agrees and understands that the Employee has been furnished by the Company all information (or provided access by the Company to all information) regarding the business, results of operations and financial condition of the Company, its expected plans for future business activities, the attributes of the common stock and the merits and risks of an investment in the common stock which Employee has requested or otherwise needs to evaluate its decision to sell the Parent Shares to the Company pursuant the terms of this Agreement.

        4.7   After the Merger Anniversary Date, in connection with a proper sale pursuant to Rule 144 of the Securities Act of 1933, as amended, the Company agrees to remove reasonably promptly the restrictive legends on the Parent Shares then being sold which were issued to Employee upon the closing of the transactions contemplated by the Merger Agreement.

        5.     General Release by Employee.

        5.1   In consideration for the Company's payment of the Severance Payments, the redemption of all or a portion of Employee's stock in the Company as contemplated herein (the "Redemption"), the election to receive the 2004 Payment in cash instead of stock in the Company (the "Liquidation"), and the Company's payment of the COBRA continuation coverage premiums on behalf of Employee as described in Sections 3 and 4, Employee voluntarily and knowingly waives, releases, and discharges the Company, its parent, predecessors, successors, subsidiaries, affiliates, employees, officers, directors, owners, agents and assigns (collectively "Released Parties") from all claims, liabilities, demands, and causes of action, known or unknown, fixed or contingent, which Employee may have or claim to have against any of them as a result of Employee's employment, the separation of such employment, the termination of the Employment Agreement, Employee's investment in the Company, the Redemption, the Liquidation, and/or as a result of any other matter arising through the Effective Date.

        5.2   Employee expressly waives any and all of his rights under Section 1542 of the Civil Code of the State of California ("Section 1542") and under any statute, rule, or principle of common law or equity of any jurisdiction that is similar to Section 1542 ("similar provision"). Thus, Employee acknowledges that he may not invoke the benefits of Section 1542 or any similar provision in order to prosecute or assert in any manner any claims released in this Agreement. Section 1542 provides as follows:

    "A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM

    MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR."

For purposes of this waiver, the terms "creditor," "his" and "him," as used and referred to in the above-quoted language of Section 1542, refer to Employee, and the term "debtor" refers to the Company and all releases referred to in Section 5 and each of them. Employee, being aware of Section 1542, recognizes and understands that Section 1542 applies to and covers all claims released in this Agreement, known or unknown, suspected or unsuspected and hereby expressly waives any rights he may have thereunder, as well as under any statutes or common law principles of similar effect.

        5.3   Employee agrees that this waiver, release and discharge includes, but is not limited to: (1) claims arising under federal, state, or local laws regarding employment or prohibiting employment discrimination such as, without limitation, Title VII of the Civil Rights Act of 1964, the Equal Pay Act, the Age Discrimination in Employment Act, the Older Workers' Benefit Protection Act, the Civil Rights Act of 1991, the Americans with Disabilities Act, the Fair Labor Standards Act, the Family and Medical Leave Act, the California Fair Employment and Housing Act; (2) claims for breach of contract, including the Employment Agreement; (3) claims for personal injury, harm, or other damages (whether intentional or unintentional including, without limitation, negligence, defamation, misrepresentation, fraud, intentional infliction of emotional distress, assault, battery, invasion of privacy, and other such claims); (4) claims growing out of any legal restrictions on the Company's right to terminate its employees; (5) claims for wages or any other compensation; or (6) claims for benefits including, without limitation, those arising under the Employee Retirement Income Security Act (excluding a claim for COBRA continuation coverage).

        5.4   Employee further agrees not to file a suit of any kind against the Company and/or the Released Parties relating to his employment at the Company, the separation thereof, or the Employment Agreement, or to participate voluntarily in any employment-related claim brought by any other party against the Company or any of the Released Parties. Even if a court rules that Employee may file a lawsuit against the Company or any of the Released Parties arising from his employment, the separation thereof, or his Employment Agreement, he agrees not to accept any money damages or any other relief in connection with any such lawsuit. Employee understands and agrees that this Agreement and General Release effectively waives any right he might have to sue the Company or any of the Released Parties for any claim arising out of his employment, the Employment Agreement, or the separation of his employment

        5.5   This release does not extend to any rights or remedies that Employee may have against the Company under the terms of this Agreement or any rights he may have to COBRA benefits.

        6.     Restrictive Covenants.

        6.1   Employee agrees to comply at all times after the Effective Date of this Agreement with all provisions of Sections 6, 7 (as modified below), 8, 9 and 10 of the Employment Agreement, regardless of the nature of his separation, which provisions include covenants concerning the non-disclosure of confidential information (Section 6), a prohibition on the solicitation of employees of the Company (Section 7), a prohibition on the solicitation of, or acceptance of business from, Company clients (including Men's Warehouse) (Section 7, as modified below), obligations with respect to work product and intellectual property (Section 8), and the return of documents (Section 10). Employee acknowledges and agrees that Sections 6, 7 (as modified below), 8, 9, 10, 11, 12, 14 and 15 of the Employment Agreement shall survive the separation of his employment, regardless of the separation reason and shall survive the execution of this Agreement. The prohibition on Employee's solicitation of, or acceptance of business from, Company clients (including Men's Warehouse) stated under Section 7 of the Employment Agreement shall be limited to providing products and/or services in the field of investor education to Company clients (including Men's Warehouse). Additionally, Section 6.5 of the Merger Agreement shall be amended (i) to define "Business" as "investor education services" and

(ii) to grant Employee, without further approval, the right to compete with the Company in any manner other than the Business, including, but not limited to, working in database marketing and/or working with a marketing agency.

        6.2   All written materials, records and other documents that were made by, or came into the possession of, Employee during the period of his employment by the Company, which contain or disclose the confidential information or trade secrets of the Company are and remain the property of the Company. Employee agrees that, on or before the Effective Date of this Agreement, he will return to the Company the same, and all copies, derivatives and extracts thereof.

        6.3   As a material inducement to the Company to enter into this Agreement, and in order to protect the Company's legitimate business interests, Employee also agrees to the covenants contained in Sections 6.4 and 6.5.

        6.4   Beginning on the Effective Date and continuing for a period of six months after the Termination Date ("Severance Period"), Employee shall not directly or indirectly enter into or attempt to enter into the Restricted Business in any geographic area where the Company does business or has done business. As used herein the term "Restricted Business" shall mean the area of the Company's business dealing with stock market investor education. As used herein the term "indirectly," means acting as a paid or unpaid director, officer, agent, representative, manager, employee of, or consultant to any enterprise, or acting as a proprietor of an enterprise, or holding any direct or indirect participation in any enterprise as an owner, partner, limited partner, member, manager, joint venturer, shareholder, or creditor.

        6.5   Employee further agrees that he will not, at any time, disparage the Company or interfere with the Company's operations, products, employees, officers or directors. The Company agrees that its employees at the Vice President level and higher will not, at any time, disparage the Employee or interfere with Employee's operations, products, employees, officers, or directors.

        6.6   Employee understands and agrees that the Company shall have the right to and will terminate the Severance Payments and/or sue him for breach of this Agreement if he violates the provisions of Section 6, or otherwise fails to comply with this Agreement. Employee further acknowledges that but for his agreements to comply with his obligations described in this Section 6 and this Agreement, the Company would not provide him with the compensation, benefits and consideration set forth in Sections 3 and 4 of this Agreement.

        7.     Confidentiality. Employee and Company each understand and agree not to discuss any of the terms of this Agreement with any person or entity except for Employee's spouse, or the attorneys or tax advisors of each party or except as required by law or the rules of the applicable stock exchange.

        8.     Remedies. Employee and the Company acknowledge that damages are an inadequate remedy of law for the breach of certain terms hereof. Accordingly, Company and Employee are hereby granted and shall have the right of injunction (any requirements for posting of bonds for injunction being hereby expressly waived) and such other and further remedy both in law and in equity, that Company or Employee may be entitled to receive under the laws of the State of New York, in the event Employee or Company breaches or threatens to breach any of the covenants or agreements contained herein.

        9.     Acknowledgement.

        9.1   Employee acknowledges that this Agreement is written in a manner calculated to be understood by Employee and that Employee in, fact understands the terms, conditions and effects of this Agreement. Employee does not waive rights or claims that may arise after the date this Agreement is executed.

        9.2   This Agreement does not constitute an admission of any kind by the Company of any wrongdoing of any kind or of any breach of any contract obligation, policy, or procedure of any kind or nature, but is simply an accommodation that offers certain extra benefits to which the Employee would not otherwise be entitled in return for his agreeing to and signing this document.

        10.   Entire Agreement and Modification. Except as provided herein, this Agreement, including the recitals and introductions, embodies the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein and supersedes all prior conflicting or inconsistent agreements, consents and understandings relating to such subject matter. Employee acknowledges and agrees that there is no oral or other agreement between the Company and Employee which has not been incorporated in this Agreement. This Agreement may be modified only by a written agreement signed by both parties. Any such written modification may only be signed by the Chief Executive Officer of the Company.

        11.   Severability and Reformation. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future law, and if the rights or obligations of Employee or the Company under this Agreement would not be materially and adversely affected thereby, such provision shall be fully severable, and this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part thereof, the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom, and in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible, and the Company and Employee hereby request the court or arbitrator to whom disputes relating to this Agreement are submitted to reform the otherwise unenforceable provision in accordance with this Section 11.

        12.   Assignment. No approval shall be required for the Company to assign this Agreement to any affiliate or successor in interest to the Company's business. Employee shall not assign his obligations under this Agreement. Any assignment made by either party in contravention of this Section 12 shall be null and void for all purposes.

        13.   Applicable Law. This Agreement is entered into under, and shall be governed for all purposes by, the laws of the State of New York.

        14.   Withholding of Taxes. The Company may withhold from any benefits payable under this Agreement all federal, state, city or other taxes as may be required pursuant to any law or governmental regulation or ruling.

        15.   Knowledge and Agreement. Employee acknowledges and agrees that he is entering into this Agreement freely and voluntarily. He has carefully read and understands all of the provisions of this Agreement. Employee acknowledges that he has been advised to consult legal counsel concerning this Agreement prior to signing the Agreement, and that he has had sufficient opportunity to do so. Employee understands that he may have up to 21 days from the date of this Agreement to consider this Agreement. Employee understands that if he signs this Agreement, he will then have seven days to cancel it if he so chooses. Employee may cancel this Agreement by delivering a written notice of cancellation to Nobumichi Hara, Vice President, Human Resources at 585 East 1860 South, Provo, UT, 84606. However, if Employee elects to cancel this Agreement, he understands that he will not be entitled to any of the benefits, compensation, or other consideration referenced in this Agreement. Employee realizes that this Agreement is not effective or enforceable until the seven-day period expires without revocation. Employee understands that this Agreement will not become effective until the eighth day after he signs the Agreement without revocation (the "Effective Date"). Employee understands and agrees that the Company will have no duty to pay him or provide him with the compensation and benefits listed in Sections 3 and 4 until the Effective Date of this Agreement.

AGREED AND ACCEPTED on this              day of                         , 2004.

Scott Waltz

AGREED AND ACCEPTED on this              day of                         , 2004.

INVESTools Inc.

By:	Lee Barba CEO

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  Exhibit 10.1